EXHIBIT 99.1

River Valley Bancorp Announces Quarterly
Cash Dividend

For Immediate Release
Tuesday, June 19, 2007

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
(812) 273-4949

Madison, Indiana-River Valley Bancorp ( NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today that it has declared a cash dividend of $0.20 per share of its Common Stock for the quarter ending June 30, 2007. The annualized rate of the dividend reflects $0.80 per share.

The dividend record date will be as of June 29, 2007 and will be payable on July 13, 2007.  This dividend represents the fortieth consecutive dividend paid by the Corporation.

River Valley Bancorp/River Valley Financial Bank is based in Madison, Indiana and has seven locations in the Madison, Hanover, Charlestown, and Sellersburg, Indiana area. An eighth office is located in Carrollton, KY.